UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2012

Cognizant Technology Solutions Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey	07666
(Address of Principal Executive Offices)	(Zip Code)

(201) 801-0233

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2012, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Cognizant Technology Solutions Corporation (the “Company”), the Board increased the size of the Board from eight members to nine members and appointed Michael Patsalos-Fox to the Board as a Class II Director to fill the new vacancy. Mr. Patsalos-Fox will serve until the Annual Meeting of Stockholders of the Company to be held in 2014. Each class of directors now was three members.

Mr. Patsalos-Fox, age 59, is a Senior Partner at McKinsey & Company, a global senior management consulting firm (“McKinsey”). Mr. Patsalos-Fox served as a member of McKinsey’s operating committee and was a leader of McKinsey’s new business growth opportunities around data, analytics, and software through June 30, 2012. Mr. Patsalos-Fox held various other positions with McKinsey since 1981, including Managing Partner of the New York and New Jersey offices. He also served on McKinsey’s board of directors from 1998 through 2010. From 2003 through 2009, Mr. Patsalos-Fox also served as Chairman, the Americas, for McKinsey. Mr. Patsalos-Fox received a Bachelor of Science degree from the University of Sydney and a Master of Business Administration degree from the International Institute of Management Development.

The Board determined that Mr. Patsalos-Fox has no relationship with the Company or its subsidiaries, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable rules and regulations of the NASDAQ Stock Market and the United States Securities and Exchange Commission. From time to time in the ordinary course of business, the Company, through its subsidiaries, engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of the Company or have an affiliation with the Company’s directors or executive officers. Such transactions are conducted on an arm’s-length basis. As disclosed above, Mr. Patsalos-Fox is a Senior Partner at McKinsey. The Company, in the ordinary course of business, engages in transactions with McKinsey. Since January 1, 2011, the Company paid approximately $498,400 to McKinsey for consulting services.

Mr. Patsalos-Fox shall receive compensation for serving on the Board pursuant to the Company’s non-employee director compensation guidelines. On July 9, 2012, the Board approved the grant to Mr. Patsalos-Fox of an award of 2,789 deferred restricted stock units (equal in value to $160,000 as measured by the closing price of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) on July 9, 2012 (rounded down to the nearest whole share)), with such stock grant to vest ratably on an annual basis over three years. The vested shares issuable under the stock unit award shall be issued upon Mr. Patsalos-Fox’s termination of service from the Board.

On July 9, 2012, the Board also approved the grant of stock options to purchase 10,000 shares of Class A Common Stock (the “Stock Options”), at an exercise price equal to the closing price of the Class A Common Stock on July 9, 2012, effective after the close of regular trading on the NASDAQ Stock Market on July 9, 2012, to Mr. Patsalos-Fox. The Stock Options vest in two equal annual installments, with 50% of the Stock Options vesting on the one year anniversary of the grant date and 50% of the Stock Options vesting on the two year anniversary of the grant date, so that the Stock Options will be fully vested on the two year anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Steven Schwartz
Name: Steven Schwartz
Title: Senior Vice President, General Counsel and Secretary

Date: July 11, 2012